Exhibit 99.19

PAZOO.COM SEEKING NEW HEALTH-WELLNESS BLOGGERS
Fast Growing Social Community Appoints Director of Web Content Management

CEDAR KNOLLS, NJ -- (Marketwire) – 11/26/13 – Pazoo, Inc. (OTCQB: PZOO) (German WKN#: A1J3DK) is pleased to announce that Howard Klein has assumed the role of overseeing the company’s online editorial content and further developing its portfolio of contributing professional writers of blogs supporting the health and wellness of people and their pets. Howard Klein is an accomplished creative director/copy chief with broad experience in traditional publishing (Time Inc.), new media (Modem Media/Digitas) and promotional marketing (EastWest Marketing Group, Arc Worldwide).

In addition to day-to-day content management, Howard is charged with assembling a team of professional bloggers to complement the content provided by Pazoo’s web partner, iBuild Media, LLC. iBuild is the publisher of Elite Daily – a booming online social community with a current audience of 25 million. Howard's addition to the in-house content team at pazoo.com continues our mission to provide the highest quality and most compelling health and wellness content. This content attracts more visitors organically and lowers audience acquisition costs while increasing revenues and gross margins.

Pazoo, Inc. CEO, David Cunic stated, "Howard has been involved in the development of pazoo.com since the very beginning and has an in-depth understanding of our aims, strategies and vision for growth. He has demonstrated writing, editing and marketing skills that I am confident will help take pazoo.com to the next step in our aggressive growth plan.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: November 26, 2013